UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   July 18, 2012

EFL OVERSEAS, INC.
(Name of Small Business Issuer in its charter)

Nevada	000-54328	26-3062721
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

333 N. Sam Houston Parkway East, Suite 600, Houston, Texas  77060
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (281) 260-1034

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On July 18, 2012, we completed an acquisition of Devon Canada’s (“Devon”) entire right and interest (generally a working interest of 22.989%, with a working interest of 69.337% in one producing gas well) in the Kotaneelee Gas Project (“KGP”). The KGP covers 30,188 gross acres in the Yukon Territory in Canada, and includes; a gas dehydration plant (capacity: 70 million cubic feet per day (“MMCFD”)), one gas well producing approximately 3.5 MMCFD, one water disposal well (capacity: 6,000 barrels per day), and two suspended gas wells. The KGP has a fully developed gas gathering, sales and delivery infrastructure, airstrip, roads, flarestack, storage tanks, barge dock and permanent camp facilities. We believe the KGP has significant conventional and shale gas potential and is supported by an environment of growing investment in gas processing and export in the Pacific Northwest. We had no previous relationship with Devon other than in respect to the acquisition.

In exchange for Devon’s working interest in the KGP, (the “Devon Assets”), we paid CAD$293,700 (USD$289,295) in cash, and indemnified Devon against its portion of the abandonment, reclamation and environmental liabilities associated with the Devon Assets. Early estimates of those liabilities range from USD$7,000,000 to USD$8,000,000. To secure our indemnity, we provided Devon a corporate guarantee (the “Guarantee”) in the amount of CAD$10,000,000 (USD$9,830,000) and delivered a letter of credit in the amount of CAD$4,380,000 (USD$4,306,000) to Devon (the “Devon LOC”). We also agreed to deliver a letter of credit in the amount of CAD$625,000 (USD$614,000) to the government of the Yukon Territory as soon as practicable (the “Yukon LOC”). The amounts of the Devon LOC and Yukon LOC reduce the amount of the Guarantee on a dollar-for-dollar basis. We intend to actively develop and explore the KGP lands which will defer potential abandonment and reclamation liabilities into the longer term.

The Guarantee was provided to Devon by our largest shareholder, Holloman Corporation, in exchange for 3,250,000 shares of our restricted common stock. Likewise, the Devon LOC was provided to Devon by Pacific LNG Operations Ltd. (“PLNG”). PLNG is also committed to provide the Yukon LOC to the government of the Yukon Territory. In exchange for the Devon LOC and Yukon LOC we issued PLNG 4,000,000 shares of our restricted common stock. PLNG is an investor specializing in energy related transactions and is currently a 47.5% partner in Liquid Niugini Gas Ltd., a company established to build and operate a facility to deliver liquid natural gas and natural gas liquids in Papua New Guinea. PLNG is also a substantial interest holder in the Elk and Antelope gas discoveries in Papua New Guinea. Henry Aldorf, the Chairman of our Board of Directors, is President of PLNG.

In addition to providing the Yukon LOC, we committed to certain post closing undertakings which include, but are not limited to; the completion of assignments of service, transportation and handling agreements, and the registration of all conveyances and transfers.

Form 10 Requirements

We intend to file the information required by Item 9.01, on or before September 28, 2012.

Other

On July 7, 2012 we signed a letter of intent (the “Nahanni LOI”) with Nahanni Energy, Inc. (“Nahanni”) for the acquisition of an additional 30.664% working interest in the KGP (the “Nahanni Assets”).

Under the terms of the Nahanni LOI, we will purchase the Nahanni Assets for CAD$400,000 (USD$393,000) in cash, and CAD$4,100,000 (USD$4,030,000) payable in shares of our restricted common stock. We have also agreed to indemnify Nahanni against its portion of the abandonment, reclamation and environmental liabilities associated with the Nahanni Assets. Early estimates of those liabilities range from USD$9,200,000 to USD$10,700,000. We anticipate our acquisition of the Nahanni Assets will be facilitated by a tax deferred exchange of shares.

The Nahanni LOI is subject to certain conditions which include, but are not limited to; execution of definitive agreements, and board/shareholder approvals. In connection with the approval of Nahanni shareholders, we have obtained Nahanni shareholder lock-up agreements in quantities we believe will be sufficient to insure the ultimate  approval of our acquisition of the Nahanni Assets by the Nahanni shareholders.

We are also pursuing the acquisition of additional working interests in the KGP.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

From March 11, 2011 to June 30, 2012, we accrued compensation totaling $146,774.38 under the terms of a consulting agreement with an entity controlled by our Chief Executive Officer. On July 20, 2012 we issued 122,312 shares of our common stock, at a weighted average price of $1.20 per share, in satisfaction of that liability.

On July 10, 2012 we sold 41,668 shares of our common stock to two (2) accredited investors at a price of $1.20 per share. Gross proceeds from these private placements totaled $50,000. We paid $1,750 in finder’s fees in connection with the sale of these shares.

Effective July 18, 2012, we issued 3,250,000 and 4,000,000 shares of common stock to Holloman Corporation and PLNG, respectively, in exchange for their participation in the acquisition of the Devon Assets. See Item 2.01

We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the sale of these shares. The purchasers were sophisticated investors who were provided full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of these shares. The purchasers acquired the shares for their own accounts. The certificates representing the shares will bear a restricted legend providing that they cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFL OVERSEAS, INC.

Date: July 24, 2012	By:	/s/ Keith Macdonald
Keith Macdonald
Chief Executive Officer